Exhibit 21.1

                 Subsidiaries of the Registrant



NSTAR
   BEC Energy
      Boston Edison Company
      Harbor Electric Energy Company
      BEC Funding LLC
   Boston Energy Technology Group, Inc.
      Northwind Boston LLC
      NSTAR Communications, Inc.
         NSTAR Communication Securities Corporation
      Coneco Corporation
   Commonwealth Energy System
      Commonwealth Electric Company
      Cambridge Electric Light Company
      Canal Electric Company
      NSTAR Gas Company
      NSTAR Steam Corporation
      Hopkinton LNG Corp.
      Advanced Energy Systems, Inc.
         MATEP, LLC
         Advanced Energy Systems Management Company, Inc.
         Medical Area Total Energy Plant, Inc.
      COM/Energy Services Company
      COM/Energy Cambridge Realty
      Darvel Realty Trust
      Energy Investment Services, Inc.
  NSTAR Services Corporation